Consent of Independent Registered Public Accounting Firm



The Board of Directors
Trinity Biotech plc




We consent to the incorporation by reference in the registration statements on Form F-3 (Nos. 333-103033, 333-107363, 333-114099 and 333-124385) and in the
registration statements on Form S-8 (Nos. 33-76384, 333-220, 333-5532, 333-7762
and 333-124384) of Trinity Biotech plc of our report dated May 8, 2007, with respect to the consolidated balance sheets of Trinity Biotech plc as of December 31, 2006 and 2005, and the related consolidated statements of income, recognised income and expense and cash flows for each of the years in the two-year period ended December 31, 2006, and the accompanying financial statement schedule, which report appears in the December 31, 2006, annual report on Form 20-F of Trinity Biotech plc.






/s/ KPMG

KPMG
Dublin, Ireland


8 May 2007